Exhibit 99.1

For Immediate Release

InfuSystem Holdings, Inc.

(248) 291-1210

Investor Contacts:

Asher Dewhurst

Bob East

Westwicke Partners

Infusystem@westwicke.com

Tel: (443) 213-0500

InfuSystem Announces Jim Froisland as Interim CFO

Madison Heights, Michigan—December 10, 2010—InfuSystem Holdings, Inc. (OTCBB: INHI; INHIW; INHIU), the leading provider of infusion pumps and associated products and services, announced today that the Board of Directors appointed Jim Froisland as Interim Chief Financial Officer of InfuSystem, following the resignation of Sean Whelan as Chief Financial Officer. The Board of Directors will commence the search for a permanent CFO in 2011.

Mr. Froisland is a Certified Public Accountant with over 30 years of financial and accounting experience. During his career, Mr. Froisland has served in a number of senior finance positions with public companies, including Chief Financial Officer, Chief Information Officer, Chief Operating Officer and Chief Accounting Officer. Mr. Froisland has extensive experience as CFO and CIO of high-growth companies, including Material Sciences Corporation, InteliStaf Healthcare, Inc., USA Broadband, Inc. and Burns Internationals Service Corporation. Mr. Froisland holds a Master of Business Administration from the University of Minnesota.

“We are pleased to have someone with Jim’s experience and talent join InfuSystem. Jim will lead InfuSystem into the future, as we continue building on our progress and delivering on our strategy,” said Sean McDevitt, Chairman and CEO.

Sean Whelan has decided to step down from his position as CFO to pursue other interests outside of InfuSystem.

“On behalf of the Board and other senior members of management, I want to thank Sean for his contributions to InfuSystem. Sean has been instrumental in helping to establish our strong financial infrastructure. He leaves us well positioned for the future as we continue to strengthen our leading position in the infusion market,” said Sean McDevitt, Chairman and CEO.

About InfuSystem Holdings, Inc.

InfuSystem is the leading provider of infusion pumps and related services. InfuSystem services hospitals, oncology practices and other alternate site healthcare providers. Headquartered in Madison Heights, Michigan, InfuSystem delivers local, field-based customer support, and also operates Centers of Excellence in Michigan, Kansas, California, and Ontario, Canada.